xhibit 99 (a)

                   BOK FINANCIAL CONTINUES REGIONAL EXPANSION
                  Fort Worth and Denver Acquisitions Completed


TULSA, Okla. (Tuesday, July 17, 2007) - BOK Financial Corporation reported earnings of $53.9 million or $0.80 per diluted share for the second quarter of 2007, compared with net income of $55.0 million or $0.82 per diluted share for the second quarter of 2006.

Highlights of the quarter included:

     o Acquisitions of Worth National Bank and First United Bank were completed during the quarter. Worth added net loans of $281 million, total deposits of $369 million and five banking locations in Fort Worth, Texas. First United added net loans of $94 million, total deposits of $133 million and eleven banking locations in the Denver, Colorado area.

     o Net interest revenue grew $13.8 million or 11% over the second quarter of 2006 and $6.1 million or 16% annualized over the first quarter of 2007, excluding the impact of acquisitions.

     o Average outstanding loans totaled $11.3 billion, up $1.9 billion or 20% over the second quarter of 2006; average deposits totaled $12.4 billion, up $1.2 billion or 10% over the second quarter of 2006.

     o Net interest margin was 3.31% for the second quarter of 2007, 3.32% for the first quarter of 2007 and 3.40% for the second quarter of 2006.

     o Provision for credit losses was $7.8 million for the second quarter of 2007, up from $3.8 million for the second quarter of 2006. Non-performing assets totaled $60 million or .52% of outstanding loans at June 30, 2007 and $39 million or .40% of outstanding loans at June 30, 2006. Non-performing assets totaled $50.7 million or .44% of outstanding loans at June 30, 2007 excluding acquisitions.

     o Fees and commissions revenue increased $4.9 million or 5% over the second quarter of 2006.

     o Operating expenses, excluding changes in the fair value of mortgage servicing rights increased $15.3 million or 12%; personnel expenses grew $9.5 million or 13% over the second quarter of 2006.

     o    Debt rating was placed on positive outlook by Standard & Poors.

"Acquisitions completed during the second quarter significantly expanded our presence in the Fort Worth and Denver markets," said President and CEO Stan Lybarger. "Worth increased our team of experienced bankers in Tarrant County, Texas. First United added eleven banking locations to our branch network in Denver, which almost triples our branch network in that market."

Net Interest Revenue

Net interest revenue totaled $134.9 million for the second quarter of 2007, up $13.8 million or 11% over the second quarter of 2006 and $6.1 million or 16% annualized over the first quarter of 2007. Average earning assets increased $2.2 billion or 15%, including a $1.9 billion increase in average outstanding loans. Compared with the previous quarter, average earning assets were up $699 million or 17% annualized, including a $445 million or 16% annualized increase in average outstanding loans.

Average deposits were up $1.2 billion or 10% over the second quarter of 2006 and $314 million or 10% annualized over the first quarter of 2007. Average interest-bearing transaction accounts grew $1.1 billion compared with the second quarter of 2006 and $314 million compared with the first quarter of 2007.

Net interest margin was 3.31% for the second quarter of 2007 compared with 3.40% for the second quarter of 2006 and 3.32% for the first quarter of 2007. Yields on average earning assets increased 29 basis points to 7.00% and the cost of interest-bearing liabilities increased 39 basis points to 4.12% compared with the second quarter of 2006. Yields on average earning assets and the cost of interest-bearing liabilities both decreased 2 basis points compared with the first quarter of 2007.


Loans and Deposits

Outstanding loans totaled $11.7 billion at June 30, 2007, up $556 million since March 31, 2007. Loans grew at a 6% annualized rate since March 31, 2007, excluding $378 million of loans acquired with Worth National Bank and First United Bank. Commercial loans increased $38 million or 2% and residential mortgage loans grew $43 million or 13%. Outstanding consumer loans grew $59 million or 31% due largely to indirect automobile lending.

Commercial and commercial real estate loan balances were reduced by significant payoffs of energy, healthcare and real estate loans during the second quarter of 2007. The June 30, 2007 pipeline of new lending opportunities remains strong.

"Although commercial loan growth slowed from an almost 20% annual pace during the second quarter, we expect the overall rate of loan growth to increase from second quarter levels," said Lybarger.

Outstanding loans grew $117 million or 8% annualized in the Oklahoma market during the second quarter of 2007. Growth in the Oklahoma market was centered in consumer and residential mortgage loans. Loans grew at a combined annual rate of 5% in the regional markets. Annualized loan growth, excluding acquisitions, during the second quarter of 2007 was 10% in Arizona, 4% in Colorado and 3% in Texas.

Total deposits increased $954 million during the second quarter to $13.2 billion at June 30, 2007. Excluding acquisitions, deposits increased $451 million or 15% annualized since March 31, 2007. Time deposits and interest-bearing transaction accounts each increased during the second quarter while demand deposit account balances declined. Excluding acquisitions, deposits grew by annualized rates of 14% in Texas, 13% in Oklahoma, 21% in New Mexico and 23% in Colorado during the second quarter of 2007.


Credit Quality

Net loans charged-off during the second quarter of 2007 totaled $5.8 million, compared with $3.1 million in the previous quarter and $3.8 million in the second quarter of 2006. Net charge-offs were dispersed among our operating regions and by industries. Non-performing assets totaled $60 million or .52% of outstanding loans at June 30, 2007, compared with $41 million or .37% at March 31, 2007 and $39 million or .40% at June 30, 2006. Non-performing assets at June 30, 2007 included $6.9 million of non-accruing loans acquired with First United Bank. The Company will be reimbursed by the sellers for up to $8 million of losses incurred on any acquired loans in the three-year period after the acquisition date. Excluding acquisitions, non-performing assets increased $10.0 million due primarily to three loans identified as non-accruing during the quarter. These credits were not concentrated in any one segment of the loan portfolio or geographic region.

"Non-performing assets increased from abnormally low levels in 2005 and 2006, though they remain lower than the levels we will see over a full credit cycle," said Lybarger.

The combined allowance for loan losses and reserve for off-balance sheet credit losses totaled $139 million or 1.20% of outstanding loans and 268% of non-accruing loans at June 30, 2007. The allowance for loan losses was $120 million and the reserve for off-balance sheet credit losses was $19 million. At March 31, 2007, the combined allowance for loan losses and reserve for off-balance sheet credit losses totaled $134 million or 1.21% of outstanding loans and 427% of non-accruing loans. The allowance for loan losses was $114 million and the reserve for off-balance sheet credit losses was $20 million.

The provision for credit losses for the second quarter of 2007 was $7.8 million, compared with $6.5 million for the first quarter of 2007 and $3.8 million for the second quarter of 2006.


Fees and Commissions Revenue

Fees and commissions revenue totaled $98.8 million for the second quarter of 2007, up $4.9 million or 5% over the same period of 2006. Transaction card revenue increased $3.0 million or 15% due to growth in both ATM fees and debit card revenue. Trust revenue was up $1.7 million or 10% due to growth in the value of trust assets managed. Revenue from investments in bank-owned life insurance increased $2.5 million. Other revenue decreased $2.9 million due to a $2.7 million reduction in fees earned on margin asset balances. Average margin asset balances for the second quarter of 2007 decreased $164 million compared with the same period of 2006. The decrease in margin asset fee revenue was offset by an increase in net interest revenue due to lower costs to fund margin assets.


Operating Expenses

Operating expenses, excluding changes in the fair value of mortgage servicing rights, totaled $141.0 million, up $15.3 million or 12% over the second quarter of 2006.

Personnel expense totaled $81.9 million, up $9.5 million or 13% over the second quarter of 2006. Salaries and wages increased $6.8 million or 15% due to an 8% growth in the number of employees and a 7% growth in average compensation per employee. During the second half of 2006, the Company increased employment of experienced bankers in each of the regional markets and made investments in additional operational and support staff. Incentive compensation and employee benefit expenses were up $1.3 million or 8% and $1.4 million or 12%, respectively.

Data processing and communications expenses were up $2.2 million or 14% due largely to growth in the volume of bankcard transactions. Professional fees included costs related to acquisitions and the issuance of $250 million of subordinated debt during the second quarter of 2007. All other operating expenses grew 6% over the second quarter of 2006.



About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., Bank of Kansas City, N.A., BOSC, Inc., the TransFund electronic funds network, Southwest Trust Company, N.A. and AXIA Investment Management, Inc. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.


This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.